SCHEDULE 14A
(Rule 14A-101)
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SCHEDULE 14A INFORMATION
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MASSBANK CORP.

(Name of Registrant as Specified In Its Charter)

COMMITTEE TO PRESERVE SHAREHOLDER VALUE
Seidman and Associates, LLC
Seidman Investment Partnership, LP
Seidman Investment Partnership II, LP
Broad Park Investors, LLC
Berggruen Holdings North America Ltd.
LSBK06-08, L.L.C.
Thomas C. Goggins
Welles C. Hatch
Lawrence B. Seidman

(Name of Person (s) filing Proxy Statement, if other than the Registrant)

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MASSBANK CORP.
________________

ANNUAL MEETING OF SHAREHOLDERS
 May 7, 2008
___________________

PROXY STATEMENT OF THE MASSBANK CORP. COMMITTEE TO PRESERVE SHAREHOLDER
VALUE (THE "COMMITTEE") [OPPOSES THE BOARD OF DIRECTORS OF MASSBANK CORP.]

This Proxy Statement and GREEN proxy card are being furnished to holders of the common stock (the "Shareholders"),(the "Common Stock") of Massbank Corp. (the "Company") a Delaware Corporation, in connection with the solicitation of proxies (the "Proxy Solicitation") by the Massbank Corp. Committee to Preserve Shareholder Value (the "Committee"). The Annual Meeting of Shareholders is to be held on May 7, 2008 at the Sheraton Ferncroft Resort, 50 Ferncroft Road, Danvers, Massachusetts  01923 at 10:00 a.m. (the "Annual Meeting"). Shareholders who own the Common Stock on March 12, 2008 will be entitled to vote ("Annual Meeting Record Date"). The Company's principal executive offices are located at 123 Haven Street, Reading, Massachusetts  01867.

At the Annual Meeting, the Company will be seeking (i) the election of three Directors for a term of three years or until a successor has been elected and qualified and (ii) to transact such other business as may properly come before the Annual Meeting. There are presently eleven members of the Board of Directors.

The Committee members own approximately 319,814 shares, which represents 7.54% of the Company's outstanding Common Stock [4,241,779] as of February 22, 2008, based upon the Company's Preliminary Proxy Statement dated               , 2008.  The Committee will amend, if required, its share ownership percentage in a subsequent letter to shareholders after the Company announces in its definitive proxy material the number of shares outstanding on the Record Date. The Committee is soliciting the votes of other Shareholders to elect three (3) Directors for a three year term at this year's Annual Meeting in opposition to the three (3) directors nominated for election by the Company. The Committee is soliciting your proxy in support of the election of Thomas C. Goggins (Goggins), Welles C. Hatch (Hatch) and Lawrence B. Seidman (Seidman) (the "Committee Nominees") to the Company's Board of Directors.

The Committee consists of the Committee Nominees, Seidman and Associates, L.L.C.("SAL"), a New Jersey Limited Liability Company; Seidman Investment Partnership, L.P.; ("SIP"), a New Jersey Limited Partnership; Seidman Investment Partnership II, L.P.("SIP II"), a New Jersey Limited Partnership; Broad Park Investors, L.L.C. (“Broad Park”), a New Jersey Limited Liability Company; Berggruen Holdings North America Ltd. (“Berggruen”), an International Business Company; LSBK06-08, L.L.C. (“LSBK”), a New Jersey Limited Liability Company; Goggins, Hatch, and Seidman. This Proxy Statement and GREEN proxy card are being first mailed or furnished to Shareholders on or about March      , 2008.

The Committee's goal is to preserve shareholder value and it is the opinion of the Committee that one of the best ways to accomplish this goal is through the representation of a significant shareholder on the Board of Directors.  On July 26, 2007, Mr. Seidman called Mr. Brandi, the Company's Chairman of the Board, President and Chief Executive Officer to discuss the Company's strategic plans for transforming its balance sheet, improving earnings and returning capital to Shareholders.  Mr. Brandi did not give Mr. Seidman an opportunity to discuss these issues and also refused to permit Mr. Seidman to meet with the Board.  If Mr. Seidman had the opportunity to meet with and speak to Mr. Brandi in detail and/or meet with the Board, he would have proposed increasing the Board size by one (1) and adding him to the Board.  Mr. Seidman's proposal, if accepted, would have avoided the need for this time consuming and expensive proxy contest.  (See “Background” section below.)  Through representation on the Board of Directors, the Committee's Nominees will attempt to persuade the Board of Directors to: (i) accelerate the repurchase of stock pursuant to the Company’s present authorized share repurchase program; and (ii) retain an investment banker to determine the value of the Company in a sale versus remaining independent. To accomplish the Committee’s goals, the Committee Nominees, if elected, will need the cooperation of three of the other Directors.

Remember, your last dated proxy is the only one that counts, so return the GREEN card even if you delivered a prior proxy. We urge you not to return any proxy card sent to you by the Company.

Your vote is important, no matter how many or how few shares you hold. If your shares are held in the name of a brokerage firm, bank, or nominee, only they can vote your shares, and only upon receipt of your specific instructions. Accordingly, please return the GREEN proxy card in the envelope provided by your Bank or Broker or contact the person responsible for your account and give instructions for such shares to be voted for the Committee Nominees. Every Shareholder should be aware that if his shares are held through a bank, brokerage firm, or other nominee, they will not be able  to change their vote at the Annual Meeting, unless they obtain a legal proxy from the bank, brokerage firm, or other nominee. Since this is a contested election for directors, there should not be any broker non-votes, which means that brokers cannot vote on a client’s behalf without instructions, so every shareholder should provide these instructions to their broker. Broker non-votes occur when a bank or brokerage firm holding shares on behalf of a shareholder does not receive voting instructions from the shareholder by a specified date before the Annual Meeting and the bank or brokerage firm is not permitted to vote those undirected shares on specified matters under applicable stock exchange rules. Thus, if you do not give your broker specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval.

Please refer to the Company’s proxy statement for a full description of management’s proposals, the securities ownership of the Company, the share vote required to ratify each proposal, information about the Company’s Officers and Directors, including compensation, and the date by which Shareholders must submit proposals for inclusion at the next Annual Meeting.

If your shares are registered in more than one name, the GREEN proxy card should be signed by all such persons to ensure that all shares are voted for the Committee's Nominees.

Holders of record of shares of Common Stock on the Annual Meeting Record Date are urged to submit a proxy, even if such shares have been sold after that date. The number of shares of Common Stock outstanding as of the Annual Meeting Record Date is disclosed in the Company's proxy statement. Each share of Common Stock is entitled to one vote at the Annual Meeting.

If you have any questions or need assistance in voting your shares, please call:

D. F. King & Co.
Attn: Richard Grubaugh
48 Wall Street
New York, New York 10005
(Call Toll Free (800) 488-8075)

BACKGROUND

On July 26, 2007, Mr. Seidman called Mr. Brandi as a courtesy to inform him that he was filing a Schedule 13D and to discuss the Company's strategic plans for transforming the balance sheet, improving earnings, and returning capital to Shareholders.  Mr. Seidman also requested to meet with the full Board.  The conversation was short and Mr. Brandi challenged Mr. Seidman to conduct a proxy contest in 2008 and refused his request to meet with the full Board.

On August 3, 2007 and November 1, 2007, Mr. Seidman wrote to Mr. Brandi analyzing and comparing the Company's financial performance.  (See Schedule 13D Amendment 1 and Amendment 2 for copies of the letters.)

On December 20, 2007, Seidman and Associates, LLC sent a letter to Robert S. Cummings, the Company's secretary, nominating Goggins, Hatch, and Seidman for election to the Company's Board of Directors at the Company's next annual meeting.  (See Schedule 13D Amendment 3 for a copy of this letter.)

On January 14, 2008, Mr. Seidman requested a copy of the Company's most recent shareholder list and a copy of any additional shareholder list requested thereafter by the Company.  (See Schedule 13D Amendment 4 for a copy of this letter.)

On January 30, 2008, Mr. Seidman sent a letter to Mr. Brandi addressing inquiries made by Mr. Brandi to certain directors of a financial institution.  Mr. Seidman is a director of the financial institution.  (See Schedule 13D Amendment 5 for a copy of this letter.)

THE COMMITTEE'S GOAL:
OUR GOAL IS TO MAXIMIZE THE VALUE
OF THE COMPANY'S STOCK FOR ALL
SHAREHOLDERS

The Committee believes its fellow Shareholders have the same goal: to maximize the value of the Company's stock they purchased. The Committee believes that the Company should immediately retain an investment banker to analyze the Company's value in a sale versus remaining independent to assist the Company's Board in reaching an informed decision on how to maximize shareholder value.  An investment banking firm would be able to provide the Board with invaluable statistical and market data that the Company could not obtain on its own. This information should assist the Board in making an informed financial decision. In addition, the investment banker would also be asked to evaluate whether the Company can make in-market acquisitions that are accretive (acquisitions that will add to the earnings per share of the Company within one year) and hopefully suggest ways to improve the Company’s efficiency ratio. The Committee does not know whether or not the Company has already engaged an investment banker or financial advisor to conduct the type of work referred to herein.

The Committee members or their affiliates will not engage in any transaction with the Company if its Nominees are elected. In addition, the Committee members will not have an interest in a business combination or transaction other than as a shareholder if its Nominees are elected. In addition, the Committee members have not had any preliminary merger discussions with any acquirer and/or acquiree. The only way the Committee can be assured that its proposals receive appropriate consideration is through Board representation. The Committee has urged management to pursue acquisition/merger discussions with potentially interested banks so the Company could properly compare the economic benefits of an acquisition of other financial institutions to a sale of the Company.

No guarantee, or assurance, can be given that the Committee's proposals would result in a maximization of shareholder value. It is simply, and solely, the Committee's opinion that these proposals are likely to produce positive results for all Shareholders.

    BYLAW AMENDMENTS

On February 11, 2008, the Company's Board of Directors amended its bylaws to place limitations on the eligibility of persons to serve as a director (See the Company's Form 8-K dated February 11, 2008 for a full description of the bylaw amendments.)  In Mr. Seidman's opinion, the bylaw amendments were implemented to hinder his ability to nominate himself and any other individuals to seek election as a director and/or qualify to be a director of the Company.  Mr. Seidman has filed a lawsuit challenging the validity of the bylaw amendments.

THE COMPANY'S EARNINGS
PER SHARE HISTORY

A review of the Company's per share earnings from calendar year 1997, as shown in the following chart, again reinforces the need for improvement.
Earnings Per Share

Year
2007	1.78
2006	1.61
2005	1.66
2004	1.64
2003	1.73
2002	2.04
2001	2.24
2000	2.25
1999	2.17
1998	1.98
1997	1.85
Per share amounts are in USD.

Ten years ago the Company earned $1.85 per share.  Five years ago, earnings were $2.04 per share.  Even after taking substantial non-recurring securities gains in 2007, earnings per share were only $1.78.  Earnings are down from peak levels in part due to balance sheet shrinkage.

THE COMPANY
BALANCE SHEET

A.  TOTAL ASSET
DECLINE

Total assets have declined for sixteen (16) of the last seventeen (17) quarters from $1.0 billion in September 2003 to $802 million in December 2007, a 21% decline.

B.  NET LOAN
DECLINE

Net loans have declined for nine (9) consecutive quarters, from $230 million in September 2005 to $190 million in December 2007, a 17% decline.  Net loans were $259 million in September 2003.  Annual loan originations in both 2001 and 2002 exceeded $100 million.  Since then, they have dipped every year, falling to $60 million in 2004, $49 million in 2005, $22 million in 2006, and $18 million in 2007, annualized for the first three quarters of the year.

C.  NET DEPOSIT
DECLINE

Total deposits have declined for seventeen (17) consecutive quarters, from $899 million in September 2003 to $683 million in December 2007, a 24% decline.

BALANCE SHEET
COMPOSITION

What is even more incredible than the Company continually shrinking, is the composition of the balance sheet.  Net loans only represent 24% of total assets.  The median for exchange-traded thrifts is 72%.  Federal funds sold and cash and equivalents represent 31% of MASB's assets.  Thus, the Company has a ratio of cash to loans of 130%.  The next highest ratio in the sector is 64% and the median is 4%.  The Company's mix of cash and loans is such an outlier that it is hard to believe it is in the same sector as its peers.

THE COMPANY'S POOR TEN YEAR
PERFORMANCE COMPARISON

Central Bancorp, Inc. (CEBK), Hingham Institution for Savings (HIFS), LSB Corp. (LSBX) and New Hampshire  Bancshares, Inc. (NHTB) are the only thrifts based in the New England region that have been public for at least ten years.

Two of the companies, HIFS and NHTB, top the Company's total return in the last ten years (from July 25, 1997 to July 25, 2007.)*  MASB's return is 82% versus 165% for HIFS and 168% for NHTB.  And for the last five years (from July 25, 2002 to July 25, 2007)*, LSBX's total return of 55% and NHTB's 107% return are well ahead of MASB's 39%.

*The July 25, 2007 date was chosen because it is the day before the original Schedule 13D was filed.

THE COMPANY'S TEN YEAR RETURN
TO SECTOR INDEXES

The following chart clearly demonstrates the Company's poor financial performance in comparison to certain sector indexes.

The Company's Total Return Versus Peer Indexes

	Total Return to July 25, 2007 (%)
	5 Year	10 Year
MASB	39	82
SNL Thrift Index[1]	75	192
SNL $500M to $1B Thrift Index[2]	88	249
SNL New England Thrift Index[3]	142	314

[1] Market-cap weighted index comprised of all thrifts trading on the NYSE, NASDAQ and AMEX
[2] Market-cap weighted index comprised of all exchange-traded thrifts with total assets of between $500 million and $1 billion
[3] Market-cap weighted index comprised of all exchange-traded thrifts based in the New England region

Source: SNL Financial LC

The above chart clearly demonstrates that the Company's total return for both periods is considerable lower than all the indexes, particularly the SNL New England Thrift Index.

COMPANY'S SHARE
REPURCHASE PROGRAM

Since the end of 2002, total shares outstanding have only declined by 8%.  With negative asset growth and a tangible equity to asset ratio of approximately 13.5%,  in Mr. Seidman's opinion, the Company should have repurchased significantly more shares.

Shares Repurchased 2007

Company Name	Q1-Mar	Q2-Jun	Q3-Sep	Q4-Dec
MASSBANK Corp.	0	19,800	62,285	33,500

Source: SNL Financial LC*

*Mr. Seidman has the consent of SNL Financial LC to use the data contained herein.

The Committee Nominees would attempt to persuade the Company to increase and accelerate the purchase of stock pursuant to an authorized share repurchase plan. To increase the present authorized share repurchase plan, the Committee Nominees, if elected, will need the cooperation of three of the other Directors.

THE BOARD OF DIRECTORS
SHOULD BE DE-CLASSIFIED

If the Committee Nominees are elected they will propose an amendment to the Company’s By-Laws to de-classify the Board so that all the directors will stand for election each year. Presently the Board is split into three classes with approximately one-third (1/3) of the Board standing for election each year. A classified board can prevent shareowners from mounting a successful opposition to the entire board, because only one-third of the directors are up for election in any given year.  By way of contrast, a declassified board would stand for election in its entirety, every year.  If the Board is de-classified, this would permit a third party to seize control of the Board (subject to regulatory approval) in a single election, in contrast to a staggered Board which would require two separate elections to gain a majority of the Board, and three elections to remove the entire Board.

The Committee Nominees will need the support of three additional Board members to gain Board approval for its amendment to de-classify the Board. Shareholder approval is not required to amend the Company’s By-laws.

Mr. Seidman conducted a proxy contest against Center Bancorp, Inc. (CNBC) and proposed in the proxy material sent to the CNBC shareholders that the CNBC Board be de-classified.  At Mr. Seidman's request, on February 5, 2008, CNBC announced that CNBC's Board approved de-classifying its Board, subject to shareholder approval.

THEREFORE A VOTE FOR THE COMMITTEE NOMINEES IS A VOTE TO
START THE PROCESS TO INCREASE AND ACCELERATE THE SHARE
REPURCHASE PROGRAM, ATTEMPT TO DO AN ACCRETIVE
ACQUISITION, AND IF NOT POSSIBLE, SELL THE COMPANY
FOR A PREMIUM PRICE, WHICH IS OPPOSED BY
THE PRESENT BOARD AND MANAGEMENT

Each Shareholder should be aware that the present election is only to elect three Directors to the Board of Directors of the Company (the Committee is running three nominees) and has nothing to do with the election of Directors for the Bank, the principal operating subsidiary of the Company. The present Directors of the Company, even if the Committee Nominees win this election, will still be able to appoint the Board of Directors of the Bank, including the Company Nominees, even if they lose the election.

The Committee Nominees, if elected, will (i) review in detail the Company’s business plan, (ii) discuss the Company’s business plan with the Company’s management, advisors, and the other directors and (iii) based upon their past business experience, make recommendations they believe will have the effect of increasing the Company’s net income, earnings per share, earning assets and deposits. There is no assurance that the Committee Nominees would have any suggestions that the Company had not already considered. Furthermore, there is no assurance that any suggestions made by the Committee Nominees would be approved by a majority of the Company’s Board.

The first thing the Committee Nominees would request is that the Company implement an aggressive stock repurchase program. Shortly after implementing the repurchase program, the Committee Nominees would attempt to persuade the Company to pursue an accretive acquisition. The Board of Directors of the Company would have to determine a satisfactory price, which could be either all cash or stock or a combination of cash and stock. (The Board would have to make the same determination with respect to the consideration to be received in connection with a sale of the Company.) To accomplish the Committee's goal, the Committee Nominees, if elected, will need the cooperation of three of the other Directors. Furthermore, the Committee Nominees' plans could change, subject to the fiduciary duty they will owe to all Shareholders, if elected.

A sale of the Company would be pursued only if the Committee Nominees did not feel that the earnings of the Company could be significantly increased or an accretive acquisition accomplished. The Committee’s plan is based solely on a review of the Company’s public filings. The plans could change after the Committee Nominees review the Company’s detailed business plan and non-public financial information.

Shareholders will not be afforded a separate opportunity to vote on the implementation of a stock repurchase program. A shareholder vote will be required to sell the Company, whether the consideration is cash or stock. A shareholder vote may not be required for an acquisition involving cash and/or stock unless it exceeds certain limitations.

MR. SEIDMAN'S PAST HISTORY WITH
CERTAIN FINANCIAL INSTITUTIONS

The following is Mr. Seidman’s history with respect to certain financial institutions. Shareholders should not imply a correlation between Mr. Seidman’s actions and the actions taken by the following financial institutions. It must be remembered, that with respect to the companies where Mr. Seidman, or his nominees, were on the board, they were a minority on the board. Where a company was sold after Mr. Seidman filed a Schedule 13D, and Mr. Seidman had no nominees on the Board, Mr. Seidman could not exert any influence on the board with respect to any decisions.

Seidman has been involved in proxy contests in connection with the following twelve separate companies since 1995: IBS Financial Corp. (“IBSF”), Wayne Bancorp, Inc. (“WYNE”), South Jersey Financial Corp., Inc. (“SJFC”), Citizens First Financial Corp. (“CFSB”), Yonkers Financial Corp. (“YFCB”), First Federal Savings and Loan Association of East Hartford (“FFES”), Vista Bancorp, Inc. (“Vista”), United National Bancorp (“UNBJ”), GA Financial, Inc. (“GAF”), Kankakee Bancorp, Inc. (“KNK”), Yardville National Bancorp (“YANB”), and Center Bancorp, Inc. (CNBC). He has sought to maximize shareholder value by either an accretive acquisition or sale of the respective companies. IBSF, WYNE, FFES, VBNJ, UNBJ, GAF, YFCB, IFCJ, SJFC, YANB, and Bridge Street Financial, Inc. ("OCNB") were sold at significant premiums to their book value and earnings, as shown by the following chart:

	Buyer	Multiples [X] Book Value %	LTM EPS [X]	Director Nominees
WYNE	Valley National Bancorp	2.00	35.1	Seidman Nominee on Board
IBSF	Hudson United Bancorp	1.87	38.4	No Seidman director on Board
SJFC	Richmond Cty. Fin. Corp.	1.16	24.7	Seidman and Seidman nominee on Board
FFES	Connecticut Bancshares, Inc.	1.37	13.5	Seidman on Board by consent
VBNJ	United National Bancorp	2.52	19.6	No Seidman director on Board
UNBJ	PNC Fin. Svcs. Group, Inc.	2.37	21.9	No Seidman director on Board
GAF	First Commonwealth Financial	1.84	24.3	No Seidman director on Board
YFCB	Atlantic Bank of New York	1.52	16.2	No Seidman director on Board
IFCJ	TD Banknorth	2.59	23.2	No Seidman director on Board
OCNB	Alliance Financial	1.98	44.3	Seidman Nominee on Board
YANB	PNC Fin. Svcs. Group, Inc.	2.04	81.9	No Seidman director on Board
Source: SNL Financial LC

The source of the above ratios is SNL Financial LC. SNL Financial is a nationally recognized company which collects, organizes, and distributes financial data for financial companies.  The Committee has used SNL Financial instead of the ratios provided by individual financial institutions, or its own calculations, because of SNL Financial’s standardized methodology for calculating the ratios in contrast to various methods to calculate the ratios used by different individuals and institutions. The Committee has not independently verified the accuracy of the SNL Financial ratios but believes the information provided by SNL Financial to be accurate and reliable and to be widely utilized in the financial service industry and quoted extensively in financial publications.

Seidman was not successful in his proxy contest with IBSF, CFSB, VBNJ, UNBJ, YFCB, KNK, GAF, or YANB.  However, Seidman was successful in having CFSB conduct a Dutch Auction for 15% of its outstanding shares. Seidman had proposed this Dutch Auction and, in an agreement with CFSB, agreed to tender the shares he controlled into the auction and to execute a standstill agreement. CFSB’s counsel told Mr. Seidman that unless he was willing to tender his shares and enter into the Standstill Agreement, CFSB would not conduct the Dutch Auction. Thus, the Dutch Auction resulted in large measure from proposals made by, and actions undertaken, by Seidman. The Dutch Auction was for $16.00 per share and on the day before it was announced, the closing price for CFSB stock was $14.00. With respect to YFCB, Seidman continually pushed YFCB to sell. On November 14, 2001, YFCB announced a sale to Atlantic Bank of New York at $29.00 cash per share, based upon the above ratios.

The Board of Directors of FFES, CNY Financial Corp. (“CNYF”) and Ambanc Holding Co, Inc. (“AHCI”), each agreed voluntarily to increase by one (1) the size of the Board and Seidman was added to each respective Board. With respect to FFES, Seidman conducted a proxy contest to have the FFES Shareholders vote to rescind certain By-laws amendments. This proxy contest was successful. Thereafter, Seidman was added to the Board. CNYF was sold to Niagara Bancorp, Inc. at a premium price of 1.30 times book and 27.57 times its last twelve (12) month earnings. AHCI was sold to Hudson River Bancorp, Inc. at a premium price of 1.25 times book and 25.60 times its last twelve (12) months earnings.

In addition, Seidman filed a Schedule 13D disclosing a plan to maximize shareholder value through an accretive acquisition or sale of 1st Bergen Bancorp, Inc. ("FBER"), Eagle BancGroup, Inc. ("EGLB"), Jade Financial Corp. ("IGAF") and Alliance Bancorp of New England, Inc. ("ANE"). All four institutions were sold after the respective announcements. FBER was sold to Kearney Savings Bank for 1.78 times book value and 28.57 times earnings. EGLB was sold to First Busey Corporation ("FBC") for 1.41 times book value and 30.28 times earnings. IGAF was sold to PSB Bancorp, Inc. for 92% of book value and 26.06 times earnings. ANE was sold to New Alliance Bancshares, Inc. for 2.46 times book value and 19.39 times earnings. Except for IGAF, these companies were sold at a significant premium to book value and earnings and its prevailing stock price. Mr. Seidman does not believe that the filing of his Schedule 13Ds caused any company to effect the actions referred to herein.

In addition, Mr. Seidman filed a Schedule 13D disclosing a plan to maximize shareholder value through an accretive acquisition or sale of First Federal Bancshares, Inc. (“FFBI”) and Central Bancorp, Inc. (“CEBK”). FFBI conducted a Dutch Auction for approximately 30% of its outstanding shares at $33.50. Mr. Seidman tendered his shares into the Dutch Auction, selling a significant percentage of his position at a significant profit and therefore was no longer required to file a Schedule 13D. Mr. Seidman, after significant litigation with CEBK, sold his entire position through public market sales at an approximate break-even price. CEBK is still publicly traded today.

Mr. Seidman conducted a vote “No” campaign against SE Financial Corp. (“SEFL”). SEFL was seeking approval of the SE Financial Corp. 2005 Stock Option Plan and SE Financial Corp. 2005 Restricted Stock Plan. SEFL withdrew those matters from consideration the morning of the annual Shareholder meeting at which these matters were to be voted upon. SEFL is still a public company.

In addition, Mr. Seidman filed a Schedule 13D disclosing a plan to maximize shareholder value through an accretive acquisition or sale of Bridge Street Financial, Inc. (OCNB). Mr. Seidman requested representation on the board at OCNB’s September 21, 2005 Annual Meeting. Mr. Seidman’s representative was added to the Board. On April 24, 2006, Alliance Financial Corporation (ALNC) acquired OCNB for approximately $23.02 or 1.98 times book value and 44.28 times earnings.

In addition, Mr. Seidman filed a Schedule 13D disclosing a plan to maximize shareholder value through an accretive acquisition or sale of Interchange Financial Services Corporation (IFCJ). On December 9, 2005, Mr. Seidman notified IFCJ that he was nominating two directors to run against the candidates to be proposed by IFCJ at the next annual meeting. On April 13, 2006, IFCJ agreed to be purchased by T.D. Banknorth, Inc. for $23.00 a share in cash, or 2.59 times book value and 23.23 times earnings.

In addition, Mr. Seidman filed a Schedule 13D in connection with the Common Stock of Yardville National Bancorp (YANB). After the filing of the Schedule 13D, Mr. Seidman had meetings with several Board members and senior management of YANB. On February 18, 2005 YANB retained Seidman as an independent paid consultant to help YANB explore planning, acquisition and growth opportunities. In November 2005, Mr. Seidman notified YANB, that in his opinion, YANB had breached the consulting agreement and that the consulting agreement was no longer valid. Mr. Seidman or an entity affiliated with him nominated three directors to run against the YANB candidates at the 2006 annual meeting. A litigation was commenced in the Superior Court of New Jersey which sought various forms of relief pertinent to the size and composition of the Board of Directors, as well as relief with respect to actions taken that are claimed to make Mr. Seidman ineligible for election to the Board of Directors. At the annual meeting on May 3, 2006, the Reporting Persons were not successful, and the slate proposed by management was elected.  On February 8, 2007, Honorable Judge McVeigh issued a final decision in the litigatoin prosecuted by SAL against YANB and its Directors.  Such decision found that the Directors had breached their fiduciary duty; and, as a result, certain attorneys' fees were assessed against the individual Directors.  In addition, YANB was ordered to reimburse Mr. Seidman for the cost of the 2006 Proxy Contest.  On March 20, 2007, Honorable Judge McVeigh issued an Opinion and Order in connection with a second litigation commenced by Mr. Seidman to require YANB to hold its annual meeting within 13 months of YANB's last annual meeting.  The Court ordered YANB to conduct its Annual Meeting on July 12, 2007.  Judge McVeigh found that Mr. Seidman's complaint established a derivative action, and the Company's scheduling of its Annual Meeting on August 16, 2007 violated New Jersey Statute N.J.S.A 14A:5-2.  On June 7, 2007, PNC Financial Services Group Inc. agreed to purchase YANB for $35 a share ($14 per share cash and .2923 shares of PNC stock for each YANB share.)  On June 6, 2007 Lawrence B. Seidman entered into a Non-Interference Agreement with The PNC Financial Services Group, Inc. and a Settlement Agreement and Mutual Release with Yardville National Bancorp and its directors.  The sale closed on October 29, 2007.

In addition, Mr. Seidman filed a Schedule 13D in connection with the Common Stock of Center Bancorp, Inc. (CNBC).  After the filing of the Schedule 13D, Mr. Seidman met with Mr. John J. Davis, CNBC's President and Chief Executive Officer, to discuss, among other things, increasing the size of the board by one and adding Mr. Seidman to the board.  Mr. Seidman was also interviewd by CNBC's Nominating Committee.  CNBC and Seidman were not able to reach an agreement and Mr. Seidman conducted a proxy contest seeking to elect himself and two additional candidates for the four board seats available.  At the CNBC 2007 Annual Meeting, Mr. Seidman was successful and he and the two additional candidates were elected to the CNBC board on May 15, 2007.  Mr. Seidman to date is still a member of the Board of Directors of CNBC and its banking subsidiary, Union Center National Bank.

There is no guarantee or representation made by Mr. Seidman or the Committee that the Company can be sold for a premium equal to or greater than the premium paid for the commercial banks and thrifts mentioned in this proxy statement. Furthermore, there can be no assurance that the Company could obtain a similar sales price to any of the above companies in the event the Company pursued a sale. There is also no assurance that the Committee Nominee’s election to the Board will, on its own, enhance shareholder value. However, it will send an appropriate message to the Company's management and present Board that the Shareholders desire representation on the Board by significant Shareholders.

ELECTION OF COMMITTEE NOMINEES

When you return the Committee's proxy card, you are only voting for Goggins, Hatch, and Seidman. Messrs. Goggins, Hatch, and Seidman have consented to being named in this Proxy statement and have agreed to serve as a Director, if elected. There is no assurance that any of the Company’s nominees will serve if elected with the Committee’s Nominees.

Thomas Goggins is 49 years of age and his residence is 250 Westerly Road, Weston, Massachusetts  02493.  He was graduated from the University of Wisconsin - Madison in 1981 with a Bachelor of Science degree in Business Administration and from the J.L. Kellog Graduate School of Managment Northwestern University in 1987 with a Master of Managment degree in Finance and Accounting (Chevron Fellow.)  From 1981 - 1984, Mr. Goggins was a corporate loan officer for Union Bank of California.  From 1987 - 1993, Mr. Goggins was employed by Transamerica Investments, a property and casualty company in Los Angeles, California.  Mr. Goggins was a Securities Analyst (1987 - 1988), Assistant Vice President (1988 - 1989), and Portfolio Manager (1989 - 1993).  From 1993 - 1995, Mr. Goggins served as Portfolio Manager, Vice President - Fixed Income of Putnam Investments, an investment company in Boston, Massachusetts.  From 1995 -2003, Mr. Goggins was employed by John Hancock Advisors, a financial industries fund in Boston, Massachusetts.  Mr. Goggins was a Portfolio Manager, Senior Vice President - Fixed Income (1995 - 1997) and Portfolio Manager, Senior Vice President - Equities (1997 - 2003).  In 2004, Mr. Goggins was an Analyst for SAC Capital Advisors, LLC, a global financial services company in Stamford, Connecticut.  Presently, Mr. Goggins is Co-founder and Director of Research for Global Long Short Fund of Fontana Capital, an employee owned hedge fund sponsor in Boston, Massachusetts.  Mr. Goggins present business address is 99 Summer Street, Suite 1520, Boston, Massachusetts 02110-1213.

Welles Hatch is 51 years of age and his residence is 80 Log Hill Road, Carlisle, Massachusetts 01741.  He was graduated from the University of Massachusetts in 1982 with a Bachelor of Science degree in Economics and from the George Washington University in 1986 with a Master of Business Administration degree in International Business and Finance.  From 1988 - 1990, Mr. Hatch was employed by the Bank of New England in Boston, Massachusetts.  Mr. Hatch was an International Credit Analyst (1988 - 1989) and Credit Officer and Senior Analyst (1989 - 1990).  From 1990 - 1996, Mr. Hatch was employed by the financial institution Ustrust Inc., a subsidiary of UST Corp., in Boston, Massachusetts.  Mr. Hatch was the Assistant Vice President of Corporate Loan Review (1990 - 1992), Vice President of Commercial Lending (1992 - 1995), and  Vice President, Group Manager (1995 - 1996).  From 1996 - 1998, Mr. Hatch served as Chief Financial Officer of Fine Arts Express, Inc. , a privately held fine arts logistics and storeage company in Boston, Massachusetts.  Fine Arts Express was later acquired by Fortress Worldwide in 1998.  From 1999 - 2001, Mr. Hatch served as Vice President, Finance and Administration of Co-Nect, Inc., a web services firm in Cambridge Massachusetts.  From 2001 - 2003, Mr. Hatch served as Chief Financial Officer of New Vision Microelectronic Manufacturing Systems, Inc., a software development company in Cambridge, Massachusetts.  New Vision was acquired by Inficon, Inc. in 2002.  From 2003 - 2005, Mr. Hatch served as Chief Financial Officer of Electronic Services, Inc., a third party logistics provider in Hudson, Massachusetts.  From 2005 - 2007, Mr. Hatch served as Executive in Residence of Analytic Capital, LLC, a merchant bank in Boston, Massachusetts.  Presently, Mr. Hatch is the Vice President and Chief Financial Officer of Airdialog, LLC dba Linear Air Concord, an air taxi company in Concord, Massachusetts.  Mr. Hatch is Director, Treasurer, and Co-Founder of Shelter Island Fund, Inc. (2002 - Present), Director and Treasurer of Outdoor Church of Cambridge, Inc. (2005 - Present), and was a Director and Member, Loan Approval Committee, First Federal Savings of East Hartford (2002-2004), Director and Treasurer, Fine Arts Express, Inc. (1996-1997), Director and Treasurer, Greeley Foundation, Inc. (2003), Chairman of the Board, Habitat for Humanity of Boston, Inc. (1995-1996), and Director, Habitat for Humanity of Boston, Inc. (1993 - 1995).  Mr. Hatch's present business address is 5 Concord Farms, 555 Virginia Road, Concord, Massachusetts  01742.

Lawrence Seidman is 60 years of age and his residence address is 19 Veteri Place, Wayne, New Jersey 07470. He was graduated from Saint Peter’s College in 1969 with a Bachelor of Science degree in Business (concentration in Marketing Management) and from the Washington College of Law with a Jurist Doctor degree in 1973. Mr. Seidman also attended the Georgetown University Tax Masters Program. For more than the past 10 years, Mr. Seidman has been the manager of various investment vehicles, principally involved in the purchase and sale of publicly traded bank and thrift stocks. From November 1991 to December 31, 2005, he was also a consultant, President and General Counsel to Menlo Acquisition Corporation, a holding company for an environmental consulting and remediation company and a laboratory company. In May, 2007, Mr. Seidman was elected to and currently serves on the Board of Directors of Center Bancorp, Inc. (CNBC) and its banking subsidiary, Union Center National Bank (UCNB).  Prior to 1989, Mr. Seidman was an attorney with the Securities and Exchange Commission, an associate in two law firms and the founding member and principal shareholder of his own law firm. Mr. Seidman was the founder and President of the Israel Sports Exchange (1990-Present), a Trustee of the YM-YWHA of North Jersey (1994-Present) and a Member of the Board of Directors of Shomrei Torah (1986-1992). Mr. Seidman’s present business address is 100 Misty Lane, Parsippany, New Jersey 07054.

None of the Committee Nominees has ever been employed by the Company in any capacity or have they ever been a director of the Company.

The members of the Committee have agreed to act in concert; however, they have expressly reserved the right to terminate their agreement to act in concert.

During the last ten (10) years: (i) none of the Committee members has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); (ii) none of the Committee members, has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree, or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws, or finding any violation with respect to such laws; (iii) the Committee members, other than Berggruen, LSBK, SIPII, Broad Park, Goggins and Hatch, were parties to a civil proceeding which ultimately mandated activities that were subject to federal securities laws. Specifically, a civil action was filed by IBSF, during a proxy contest with certain members of the Committee, in the U.S. District Court. This litigation named the members of the Committee, as Defendants; except, Berggruen,  LSBK, SIPII, Broad Park, Goggins and Hatch. The claim was made that three members on the Committee did not make all of the disclosures required by the Securities Exchange Act of 1934. The District Court entered a Judgment dismissing the claims made by IBSF. The Third Circuit Court of Appeals reversed in part, and remanded the matter, determining that two (2) additional disclosures should have been made. Pending the remand, an Amended Schedule 13D was filed making additional disclosures with regard to Seidcal Associates and Kevin Moore concerning the background, biographical and employment information on Brant Cali of Seidcal and Kevin Moore of Federal Holdings, LLC. Thereafter, in April, 1998, the District Court entered a Judgment After Remand which directed the inclusion of these disclosures in the Schedule 13D.

None of the Committee members is, or was within the past year, a party to any contract, arrangements or understandings with any person with respect to any securities of the registrant, including, but not limited to joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies. In addition none of the Committee members or any associates of the Committee members has or within the past year has had any arrangement or understanding with any person (a) with respect to any future employment by the Company or its affiliates; or (b) with respect to any future transactions to which the Company or any of its affiliates will or may be a party.

Mr. Seidman is the manager of SAL, and is the President of the Corporate General Partner of SIP and SIPII and the investment manager for Broad Park, LSBK, and Berggruen; and, in that capacity, Mr. Seidman has the authority to cause those entities to acquire, hold, trade, and vote these securities. SAL, SIP, SIPII, Broad Park, LSBK, and Berggruen were all created to acquire, hold, and sell publicly-traded securities. None of these entities was formed to solely acquire, hold, and sell the Company's securities. Each of these entities owns securities issued by one or more companies other than the Company. The members and limited partners in SIP, SIPII, SAL, Broad Park, LSBK, and Berggruen are all passive investors, who do not - and cannot - directly, or indirectly, participate in the management of these entities, including without limitation proxy contests. Seidman's total compensation is dependent upon the profitability of the operations of these entities, but no provision is made to compensate Seidman solely based upon the profits resulting from transactions from the Company's securities. In SAL, SIP, SIP II, Broad Park, LSBK, and Berggruen, Seidman receives an annual fee, which is payable quarterly, based upon a valuation of the assets, and he receives a percentage of the profits.

On November 8, 1995, the acting Director of the Office of Thrift Supervision ("OTS") issued a Cease and Desist Order against Seidman ("C & D"), after finding that Seidman recklessly engaged in unsafe and unsound practices in the business of an insured institution. The C & D actions complained of were Seidman's allegedly obstructing an OTS investigation. The C & D ordered him to cease and desist from (i) any attempts to hinder the OTS in the discharge of its regulatory responsibilities, including the conduct of any OTS examination or investigation; and (ii) any attempts to induce any person to withhold material information from the OTS related to the performance of its regulatory responsibilities. The Order also provides that for a period of no less than three (3) years if Seidman becomes an institution-affiliated party of any insured depository institution subject to the jurisdiction of the OTS, to the extent that his responsibilities include the preparation or review of any reports, documents, or other information that would be submitted or reviewed by the OTS in the discharge of its regulatory functions, all such reports, documents, and other information shall, prior to submission to, or review by the OTS, be independently reviewed by the Board of Directors or a duly appointed committee of the Board to ensure that all material information and facts have been fully and adequately disclosed. In addition, a civil money penalty in the amount of $20,812 was assessed. The Company is not an OTS regulated institution and it is Mr. Seidman’s counsel’s opinion that the three year period requiring board review is therefore not applicable.

The voting power over the Company's securities is not subject to any contingencies beyond standard provisions for entities of this nature (i.e., limited partnerships and limited liability companies) which govern the replacement of a manager or a general partner. Specifically, the shares held by each of the named entities are voted in the manner that Seidman elects, in his non-reviewable discretion.

Additional information concerning the Committee is set forth in Appendices A and B hereto. Each of the individuals listed on Appendix A attached hereto is a citizen of the United States.

SOLICITATION; EXPENSES

Proxies may be solicited by the Committee by mail, advertisement, telephone, facsimile, telegraph, and personal solicitation. At this time, the Committee has not determined the use of any advertising in its solicitation, but this decision could be changed dependent upon the actions of the Company. Phone calls will be made to individual Shareholders by all the individual Committee members, and employees of D. F. King & Co. Certain of Seidman’s employees will perform secretarial work in connection with the solicitation of proxies, for which no additional compensation will be paid. Banks, brokerage houses, and other custodians, nominees and fiduciaries will be requested to forward the Committee’s solicitation material to their customers for whom they hold shares and the Committee will reimburse them for their reasonable out-of-pocket expenses. The Committee has retained D. F. King & Co. to assist in the solicitation of proxies and for related services. The Committee will pay D. F. King & Co. a fee of up to $25,000 and has agreed to reimburse it for its reasonable out-of-pocket expenses. In addition, the Committee has also agreed to indemnify D. F. King & Co. against certain liabilities and expenses, including liabilities and expenses under the federal securities laws. The Securities and Exchange Commission deems such an indemnification to be against public policy. Approximately twenty-five (25) persons will be used by D. F. King & Co. in its solicitation efforts.

The entire expense of preparing, assembling, printing, and mailing this Proxy Statement and related materials and the cost of soliciting proxies will be borne by SAL, SIP, Berggruen, LSBK, Broad Park and SIP II. (The Committee does not intend to solicit proxies via the Internet.)

Although no precise estimate can be made at the present time, the Committee currently estimates that the total expenditures relating to the Proxy Solicitation incurred by the Committee will be approximately $50,000, of which $0 has been incurred to date. The Committee intends to seek reimbursement from the Company for those expenses incurred by the Committee, if the Committee's Nominees are elected, but does not intend to submit the question of such reimbursement to a vote of the Shareholders.

For the proxy solicited hereby to be voted, the enclosed GREEN proxy card must be signed, dated, and returned to the Committee, c/o D. F. King & Co. Inc., in the enclosed envelope in time to be voted at the Annual Meeting. If you wish to vote for the Committee Nominees, you must submit the enclosed GREEN proxy card and must NOT submit the Company's proxy card. If you have already returned the Company's proxy card, you have the right to revoke it as to all matters covered thereby and may do so by subsequently signing, dating, and mailing the enclosed GREEN proxy card. ONLY YOUR LATEST DATED PROXY WILL COUNT AT THE ANNUAL MEETING. Execution of a GREEN proxy card will not affect your right to attend the Annual Meeting and to vote in person. Any proxy may be revoked as to all matters covered thereby at any time prior to the time a vote is taken by (i) filing with the Secretary of the Company a later dated written revocation; (ii) submitting a duly executed proxy bearing a later date to the Committee or the Company; or (iii) attending and voting at the Annual Meeting in person. Attendance at the Annual Meeting will not in and of itself constitute a revocation.

Shares of Common Stock represented by a valid, unrevoked GREEN proxy card will be voted as specified. You may vote for the Committee's Nominees or withhold authority to vote for the Committee's Nominees by marking the proper box on the GREEN proxy card. Shares represented by a GREEN proxy card where no specification has been made will be voted for the Committee's Nominees. Except as set forth in this Proxy Statement, the Committee is not aware of any other matter to be considered at the Annual Meeting. The persons named as proxies on the enclosed GREEN proxy card will, however, have discretionary voting authority as such proxies regarding any other business that may properly come before the Annual Meeting.

If your shares are held in the name of a brokerage firm, bank, or nominee, only they can vote such shares and only upon receipt of your specific instructions. Accordingly, please return the proxy in the envelope provided to you or contact the person responsible for your account and instruct that person to execute on your behalf the GREEN proxy card. Only holders of record of Common Stock on the Annual Meeting Record Date will be entitled to vote at the Annual Meeting. If you are a Shareholder of record on the Annual Meeting Record Date, you will retain the voting rights in connection with the Annual Meeting even if you sell such shares after the Annual Meeting Record Date. Accordingly, it is important that you vote the shares of Common Stock held by you on the Annual Meeting Record Date, or grant a proxy to vote such shares on the GREEN proxy card, even if you sell such shares after such date.

The Committee believes that it is in your best interest to elect the Committee's Nominees as Directors at the Annual Meeting. THE COMMITTEE STRONGLY RECOMMENDS A VOTE FOR THE COMMITTEE NOMINEES.

MASSBANK CORP. COMMITTEE TO PRESERVE SHAREHOLDER VALUE.

I M P O R T A N T !!!

If your shares are held in "Street Name," only your bank or broker can vote your shares and only upon receipt of your specific instructions. Please return the proxy provided to you or contact the person responsible for your account and instruct them to vote for the Committee's Nominees on the GREEN proxy card.

If you have any questions, or need further assistance, please call Lawrence Seidman at 973-952-0405, or, our proxy solicitor: D. F. King & Co., Attn: Richard Grubaugh, 48 Wall Street, New York, New York 10005, at (800) 488-8075.

APPENDIX A

THE COMMITTEE TO PRESERVE SHAREHOLDER
VALUE AND ITS NOMINEES

The participants who comprise the Committee own in the aggregate 319,814 shares of Common Stock and are as follows:

Seidman and Associates, L.L.C. ("SAL"), is a New Jersey limited liability company, organized to invest in securities, whose principal and executive offices are located at 19 Veteri Place, Wayne, New Jersey 07470. Lawrence Seidman is the Manager of SAL and has sole investment discretion and voting authority with respect to such securities.

Seidman Investment Partnership, L.P. ("SIP"), is a New Jersey limited partnership, whose principal and executive offices are located at 19 Veteri Place, Wayne, NJ 07470. Veteri Place Corporation is the sole General Partner of SIP and Lawrence Seidman is the only shareholder director and officer of Veteri Place Corporation. Seidman has sole investment discretion and voting authority with respect to such securities.

Seidman Investment Partnership II, L.P. ("SIPII"), is a New Jersey limited partnership, whose principal and executive offices are located at 19 Veteri Place, Wayne, New Jersey 07470. Veteri Place Corporation is the sole General Partner of SIPII and Lawrence Seidman is the only shareholder director and officer of Veteri Place Corporation. Seidman has sole investment discretion and voting authority with respect to such securities.

Broad Park Investors, L.L.C. (“Broad Park”) is a New Jersey limited liability company, formed, in part, to invest in stock of public companies whose principal and executive offices are located at 80 Main Street, West Orange, New Jersey 07052. Lawrence Seidman has the sole investment discretion and voting authority with respect to such securities until August 31, 2007.

Berggruen Holdings North America Ltd., (“Berggruen”). Berggruen is a British Virgin Island corporation and a wholly owned subsidiary of Berggruen Holdings Ltd., a British Virgin Islands corporation. All of the shares of Berggruen Holdings Ltd. are owned by Tarragona Trust, a British Virgin Island trust. The trustee of Tarragona Trust is Maitland Trustees Limited, a British Virgin Island corporation. The principal business activity of Berggruen Holdings North America Ltd. is that of a private investment company engaging in the purchase and sale of securities for its own account. The address of the principal office of Berggruen Holdings North America Ltd. is 1114 Avenue of the Americas, Forty First Floor, New York, New York 10036. Pursuant to the Berggruen Letter Agreement, Lawrence Seidman has the sole investment discretion and voting authority with respect to the securities disclosed herein.

LSBK06-08, L.L.C, (“LSBK”), is a New Jersey limited liability company, formed, in part, to invest in stock of public companies whose principal and executive offices are located at 10 Hill Hollow Road, Watchung, New Jersey 07069. Lawrence Seidman has the sole investment discretion and voting authority with respect to such securities until December 31, 2008.

Lawrence Seidman is a private investor with discretion over certain client accounts and he is the Manager of SAL, the President of the Corporate General Partnership SIP and SIPII and the investment manager of Broad Park, LSBK, Chewy and Berggruen. See “Election of Committee Nominees” for complete resume.

Thomas Goggins is the Co-founder and Director of Research for Global Long Short Fund of Fontana Capital and a private investor with sole discrestion on all shares he owns.  See “Election of Committee Nominees” for complete resume.

Welles Hatch is the Chief Financial Officer for Airdialog, LLC and a private investor with sole discretion on all shares he owns.  See “Election of Committee Nominees” for complete resume.

The following sets forth the name, business address, and the number of shares of Common Stock of the Company beneficially owned as of February 19, 2008, by each of the Committee Members [The actual stock purchase transactions are set forth on Exhibit B.]

Name Class	Business Address	Number of Shares of Common Stock Beneficially Owned & Owned in Record Name	Percent of
1. Seidman and Associates, LLC (SAL)	Lanidex Center 100 Misty Lane Parsippany, NJ 07054	56,601	1.33%
2. Seidman Investment Partnership, LP (SIP)	19 Veteri Place Wayne, NJ 07470	56,501	1.33%
3. Seidman Investment Partnership II, LP (SIPII)	19 Veteri Place Wayne, NJ 07470	56,001	1.32%
4. Lawrence Seidman and discretionary clients (1)	19 Veteri Place Wayne, NJ 07470	317,614	7.49%
5. Berggruen Holdings North America, Ltd. (Berggruen)	1114 Avenue of the Americas, 41st Fl. New York, NY 10036	53,131	1.25%
6. Broad Park Investors, LLC (Broad Park)	80 Main St. W. Orange, NJ 07052	57,301	1.35%
7. LSBK06-08, LLC (LSBK)	10 Hollow Hill Road Watchung, NJ 07069	36,788	(3)
8. Thomas Goggins (2)	250 Westerly Road Weston, MA 02493	2,000	(3)
9. Welles Hatch (2)	80 Log Hill Road Carlisle, MA 01741	200	(3)

------------------
(1) Includes all shares owed by SAL, SIP, SIPII, Berggruen, LSBK, and Broad Park.
(2) The individual has sole voting and dispositive power for the shares he owns.
(3) Less than 1%.

Seidman may be deemed to have sole voting power and dispositive power as to 317,614 shares beneficially owned by SAL, SIP, SIP II, Berggruen,  LSBK, Broad Park and discretionary clients. On November 8, 1995, the acting director of the Office of Thrift Supervision (OTS) issued a Cease and Desist Order against Seidman ("C&D") after finding that Seidman recklessly engaged in unsafe and unsound practices in the business of an insured institution. The C&D actions complained of were Seidman's allegedly obstructing an OTS investigation. The C&D ordered him to cease and desist from (i) any attempts to hinder the OTS in the discharge of its regulatory responsibilities, including the conduct of any OTS examination or investigation; and (ii) any attempts to induce any person to withhold material information from the OTS related to the performance of its regulatory responsibilities. The Order also provides that for a period of no less than three (3) years if Seidman becomes an institution-affiliated party of any insured depository institution subject to the jurisdiction of the OTS, to the extent that his responsibilities include the preparation or review of any reports, documents, or other information that would be submitted or reviewed by the OTS in the discharge of its regulatory functions, all such reports, documents, and other information shall, prior to submission to, or review by the OTS, be independently reviewed by the Board of Directors or a duly appointed committee of the Board to ensure that all material information and facts have been fully and adequately disclosed. In addition, a civil money penalty in the amount of $20,812 was assessed.

EXHIBIT B

Entity	Date Purchased	Cost per Share	Cost	Shares
SAL	7/25/2006	32.6572	91,146.15	2,791
SAL	7/28/2006	32.5660	40,707.50	1,250
SAL	8/10/2006	32.5493	130,197.20	4,000
SAL	9/21/2006	32.4740	42,216.18	1,300
SAL	9/22/2006	32.5593	70,328.00	2,160
SAL	1/3/2007	32.8063	78,735.12	2,400
SAL	1/8/2007	32.7729	50,798.00	1,550
SAL	2/8/2007	32.8904	41,113.00	1,250
SAL	2/26/2007	33.0594	19,174.44	580
SAL	3/5/2007	32.8700	32,870.00	1,000
SAL	3/13/2007	32.8700	32,870.00	1,000
SAL	3/14/2007	32.8660	41,082.50	1,250
SAL	3/16/2007	32.8563	59,141.36	1,800
SAL	3/27/2007	32.8767	24,657.50	750
SAL	4/16/2007	32.9200	32,920.00	1,000
SAL	4/17/2007	32.9182	36,210.00	1,100
SAL	4/19/2007	32.9435	69,181.35	2,100
SAL	4/30/2007	32.9474	24,710.53	750
SAL	5/9/2007	32.8700	32,870.00	1,000
SAL	5/14/2007	32.8700	32,870.00	1,000
SAL	5/15/2007	32.8700	32,870.00	1,000
SAL	5/29/2007	32.8591	72,290.00	2,200
SAL	5/30/2007	32.8700	32,870.00	1,000
SAL	6/1/2007	32.8811	59,186.00	1,800
SAL	6/4/2007	32.8114	57,420.00	1,750
SAL	6/12/2007	32.8200	32,820.00	1,000
SAL	7/19/2007	33.0938	175,397.00	5,300
SAL	7/25/2007	34.0600	68,120.00	2,000
SAL	11/2/2007	36.2507	39,875.75	1,100
SAL	11/19/2007	36.2136	95,966.04	2,650
SAL	12/11/2007	36.1950	36,195.00	1,000
SAL	12/31/2007	36.2200	36,220.00	1,000
SAL	1/9/2008	36.0694	59,514.55	1,650
SAL	1/15/2008	36.1392	40,475.86	1,120
SAL	1/22/2008	36.0700	36,070.00	1,000
SAL	1/25/2008	36.2200	36,220.00	1,000
			1,895,309.03	56,601

SIP	7/25/2006	32.6500	76,564.25	2,345
SIP	7/28/2006	32.5660	40,707.50	1,250
SIP	8/10/2006	32.5493	130,197.20	4,000
SIP	9/21/2006	32.4740	42,216.18	1,300
SIP	9/22/2006	32.5546	142,458.80	4,376
SIP	1/5/2007	32.9400	16,470.00	500
SIP	1/8/2007	32.7729	50,798.00	1,550
SIP	2/8/2007	32.8904	41,113.00	1,250
SIP	2/26/2007	33.0594	19,174.44	580
SIP	3/9/2007	32.9089	46,072.44	1,400
SIP	3/13/2007	32.8700	32,870.00	1,000
SIP	3/14/2007	32.8660	41,082.50	1,250
SIP	3/16/2007	32.8563	59,141.36	1,800
SIP	3/27/2007	32.8767	24,657.50	750
SIP	4/16/2007	32.9200	32,920.00	1,000
SIP	4/18/2007	32.9143	46,080.00	1,400
SIP	4/19/2007	32.9435	69,181.35	2,100
SIP	5/9/2007	32.8660	41,082.50	1,250
SIP	5/14/2007	32.8700	32,870.00	1,000
SIP	5/15/2007	32.8700	32,870.00	1,000
SIP	5/29/2007	32.8594	69,990.50	2,130
SIP	5/30/2007	32.8700	32,870.00	1,000
SIP	6/1/2007	32.8811	59,186.00	1,800
SIP	6/4/2007	32.8114	57,420.00	1,750
SIP	6/12/2007	32.8200	32,820.00	1,000
SIP	7/19/2007	33.0938	175,397.00	5,300
SIP	7/25/2007	34.0600	68,120.00	2,000
SIP	11/19/2007	36.2136	95,966.04	2,650
SIP	11/29/2007	36.1200	36,120.00	1,000
SIP	12/11/2007	36.1950	36,195.00	1,000
SIP	12/19/2007	36.2600	72,520.00	2,000
SIP	1/10/2008	36.1239	59,604.47	1,650
SIP	1/15/2008	36.1392	40,475.86	1,120
SIP	1/25/2008	36.2200	36,220.00	1,000
			1,891,411.89	56,501

SIPII	7/21/2006	32.3428	19,502.70	603
SIPII	7/25/2006	32.6620	54,349.60	1,664
SIPII	7/28/2006	32.5645	28,265.95	868
SIPII	8/1/2006	32.5540	48,896.05	1,502
SIPII	8/2/2006	32.5633	48,845.00	1,500
SIPII	8/8/2006	32.5580	81,395.00	2,500
SIPII	8/10/2006	32.5520	84,635.18	2,600
SIPII	9/22/2006	32.5588	73,713.20	2,264
SIPII	1/5/2007	32.9400	16,470.00	500
SIPII	1/18/2007	32.6643	45,730.00	1,400
SIPII	2/8/2007	32.8904	41,113.00	1,250
SIPII	2/26/2007	33.0594	19,174.44	580
SIPII	3/9/2007	32.9089	46,072.44	1,400
SIPII	3/13/2007	32.8700	32,870.00	1,000
SIPII	3/16/2007	32.8539	75,563.96	2,300
SIPII	3/21/2007	32.8540	32,854.00	1,000
SIPII	4/5/2007	32.8700	32,870.00	1,000
SIPII	4/16/2007	32.9200	32,920.00	1,000
SIPII	4/19/2007	32.9435	69,181.35	2,100
SIPII	4/20/2007	32.9357	23,054.97	700
SIPII	5/9/2007	32.8660	41,082.50	1,250
SIPII	5/10/2007	32.8875	32,887.50	1,000
SIPII	5/15/2007	32.8660	41,082.50	1,250
SIPII	5/29/2007	32.8600	65,720.00	2,000
SIPII	5/30/2007	32.8700	32,870.00	1,000
SIPII	6/1/2007	32.8811	59,186.00	1,800
SIPII	6/11/2007	32.8341	36,117.50	1,100
SIPII	6/12/2007	32.8200	32,820.00	1,000
SIPII	7/19/2007	33.0938	175,397.00	5,300
SIPII	7/25/2007	34.0600	68,120.00	2,000
SIPII	10/29/2007	36.2700	36,270.00	1,000
SIPII	11/20/2007	36.1653	83,180.18	2,300
SIPII	12/3/2007	36.2167	43,460.00	1,200
SIPII	12/19/2007	36.2600	72,520.00	2,000
SIPII	1/9/2008	36.0694	59,514.55	1,650
SIPII	1/14/08	36.1684	47,018.90	1,300
SIPII	1/15/08	36.1392	40,475.86	1,120
			1,875,199.33	56,001

Broad Park	11/20/2006	32.6900	16,345.00	500
Broad Park	12/18/2006	32.6522	293,870.00	9,000
Broad Park	12/19/2006	32.6600	65,320.00	2,000
Broad Park	1/3/2007	32.8063	78,735.12	2,400
Broad Park	1/24/2007	32.6500	32,650.00	1,000
Broad Park	2/13/2007	32.9833	19,790.00	600
Broad Park	2/16/2007	32.9700	32,970.00	1,000
Broad Park	2/26/2007	33.0594	19,174.44	580
Broad Park	3/9/2007	32.9089	46,072.44	1,400
Broad Park	3/13/2007	32.8700	32,870.00	1,000
Broad Park	3/16/2007	32.8539	75,563.96	2,300
Broad Park	3/21/2007	32.8540	32,854.00	1,000
Broad Park	4/13/2007	32.9325	32,932.50	1,000
Broad Park	4/16/2007	32.9200	32,920.00	1,000
Broad Park	4/19/2007	32.9435	69,181.35	2,100
Broad Park	4/20/2007	32.9357	23,054.97	700
Broad Park	5/9/2007	32.8660	41,082.50	1,250
Broad Park	5/15/2007	32.8633	49,295.00	1,500
Broad Park	5/29/2007	32.8569	95,317.85	2,901
Broad Park	5/30/2007	32.8700	32,870.00	1,000
Broad Park	6/1/2007	32.8811	59,186.00	1,800
Broad Park	6/11/2007	32.8341	36,117.50	1,100
Broad Park	6/12/2007	32.8200	32,820.00	1,000
Broad Park	7/19/2007	33.0938	175,397.00	5,300
Broad Park	7/25/2007	34.0600	68,120.00	2,000
Broad Park	11/9/2007	36.1435	83,130.04	2,300
Broad Park	11/26/2007	36.1270	90,317.50	2,500
Broad Park	12/27/2007	36.1011	64,982.00	1,800
Broad Park	1/10/2008	36.1239	59,604.47	1,650
Broad Park	1/15/2008	36.1392	40,475.86	1,120
Broad Park	1/31/2008	36.3580	90,895.00	2,500
			1,923,914.50	57,301

LSBK	1/12/2007	32.7167	9,815.00	300
LSBK	1/16/2007	32.6682	35,935.00	1,100
LSBK	1/24/2007	32.6500	32,650.00	1,000
LSBK	1/25/2007	32.6500	13,060.00	400
LSBK	1/30/2007	32.6654	42,465.00	1,300
LSBK	2/27/2007	32.9250	52,680.00	1,600
LSBK	3/9/2007	32.9168	29,625.14	900
LSBK	3/13/2007	32.8900	16,445.00	500
LSBK	3/16/2007	32.8852	16,442.60	500
LSBK	4/16/2007	32.9400	16,470.00	500
LSBK	4/19/2007	32.9435	32,943.50	1,000
LSBK	5/9/2007	32.8700	32,870.00	1,000
LSBK	5/15/2007	32.8767	24,657.50	750
LSBK	5/29/2007	32.8624	53,171.30	1,618
LSBK	6/1/2007	32.8900	32,890.00	1,000
LSBK	6/12/2007	32.8080	82,020.00	2,500
LSBK	7/19/2007	33.0957	115,835.00	3,500
LSBK	7/25/2007	34.0580	85,145.00	2,500
LSBK	11/9/2007	36.1435	83,130.04	2,300
LSBK	11/21/2007	36.0786	25,255.00	700
LSBK	11/26/2007	36.1270	90,317.50	2,500
LSBK	12/13/2007	36.2105	43,452.56	1,200
LSBK	12/18/2007	36.1540	180,770.00	5,000
LSBK	1/11/2008	36.0950	72,190.00	2,000
LSBK	1/15/2008	36.1392	40,475.86	1,120
			1,260,711.00	36,788

Berggruen	9/26/2006	32.5500	48,825.00	1,500
Berggruen	10/11/2006	32.6033	48,904.95	1,500
Berggruen	10/23/2006	32.6500	32,650.00	1,000
Berggruen	11/1/2006	32.6500	32,650.00	1,000
Berggruen	11/7/2006	32.6500	48,975.00	1,500
Berggruen	11/13/2006	32.6500	78,360.00	2,400
Berggruen	1/4/2007	32.9000	98,700.00	3,000
Berggruen	1/5/2007	32.9000	49,350.00	1,500
Berggruen	2/5/2007	32.6500	39,180.00	1,200
Berggruen	2/23/2007	32.9500	32,950.00	1,000
Berggruen	2/26/2007	33.0449	52,210.94	1,580
Berggruen	3/9/2007	32.8946	46,052.44	1,400
Berggruen	3/13/2007	32.8500	32,850.00	1,000
Berggruen	3/16/2007	32.8452	75,543.96	2,300
Berggruen	3/23/2007	32.8500	32,850.00	1,000
Berggruen	4/13/2007	32.9000	32,900.00	1,000
Berggruen	4/17/2007	32.9000	36,190.00	1,100
Berggruen	4/19/2007	32.9435	69,181.35	2,100
Berggruen	4/30/2007	32.9207	24,690.53	750
Berggruen	5/9/2007	32.8500	41,062.50	1,250
Berggruen	5/29/2007	32.8500	136,360.35	4,151
Berggruen	5/30/2007	32.8500	32,850.00	1,000
Berggruen	6/1/2007	32.8700	59,166.00	1,800
Berggruen	6/11/2007	32.8000	36,080.00	1,100
Berggruen	6/12/2007	32.8000	32,800.00	1,000
Berggruen	7/19/2007	33.0900	175,377.00	5,300
Berggruen	7/25/2007	34.0500	68,100.00	2,000
Berggruen	11/1/2007	36.2450	50,743.00	1,400
Berggruen	11/28/2007	36.2160	181,080.00	5,000
Berggruen	1/14/2008	36.1530	46,998.90	1,300
			1,773,631.92	53,131

Goggins	10/15/2007	36.7436	68,196.20	1,856
Goggins	10/16/2007	37.3993	5,385.50	144
			73,581.70	2,000

Hatch	9/4/2007	34.0008	6,800.15	200
			6,800.15	200

Seidman Clients	6/27/2007	32.9430	32,943.00	1,000
Seidman Clients	8/2/2006	32.7855	6,425.96	196
Seidman Clients	9/21/2006	33.0889	3,143.45	95
			42,512.41	1,291

P R O X Y

THIS PROXY IS SOLICITED IN OPPOSITION TO THE BOARD OF DIRECTORS OF MASSBANK CORP. BY THE COMMITTEE TO PRESERVE SHAREHOLDER VALUE.

ANNUAL MEETING OF SHAREHOLDERS

The undersigned hereby appoints Lawrence Seidman, Thomas Goggins or Welles Hatch with full power of substitution as proxy for the undersigned, to vote all shares of common stock, of Massbank Corp.,(the "Company"), which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on May 7, 2008, or any adjournment(s) or postponement(s) thereof (the "Meeting"), as follows:

1. ELECTION OF DIRECTORS - To elect

       LAWRENCE SEIDMAN          THOMAS GOGGINS           WELLES HATCH

       -- FOR   -- WITHHOLD      -- FOR  -- WITHHOLD       -- FOR    -- WITHHOLD

To withhold authority to vote for the election of Lawrence Seidman, Thomas Goggins or Welles Hatch, write the respective name(s) in the following space(s) or withhold authority for any by placing an X next to Withhold.

IMPORTANT: PLEASE SIGN AND DATE ON THE REVERSE SIDE.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned Shareholder. Unless otherwise specified, this proxy will be voted "FOR" the election of the Committee's Nominees as a Director. This proxy revokes all prior proxies given by the undersigned.

In his discretion, the proxy is authorized to vote upon such other business as may properly come before the meeting, or any adjournments or postponements thereof, as provided in the proxy statement provided herewith.

Please sign exactly as your name appears hereon or on your proxy cards previously sent to you. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporation name by the President or other duly authorized officer. If a partnership, please sign in partnership name by authorized person. This proxy card votes all shares held in all capacities.

                                         Dated:___________________________________

                                         _________________________________________
                                          (Signature)

                         _________________________________________
                                          (Signature, if jointly held)

                                         Title: ____________________________________

PLEASE SIGN, DATE, AND MAIL THIS PROXY CARD TODAY.